CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 of Tecton Corporation of our report dated March 7, 2007, on our audit of the balance sheet of Tecton Corporation as of January 31, 2007, and the related statements of losses, stockholders' deficiency, and cash flows for the year ended January 31, 2007, and for the period from January 19, 2006 (date of inception) through January 31, 2007, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 7, 2007, contains an explanatory paragraph that states that the financial statements of Tecton Corporation ("the Company") have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company's liabilities exceed its assets at January 31, 2007 and the Company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

January 22, 2008 Seattle, Washington